Exhibit 99.1
For immediate release
NUCRYST Pharmaceuticals announces 2007 first quarter results
Wakefield, Massachusetts — May 1, 2007 — NUCRYST Pharmaceuticals Corp. today announced for the quarter ended March 31, 2007 it recorded a net loss of $1.9 million, or 10 cents per share on revenues of $5.2 million, compared to a net loss of $2.9 million, or 17 cents per share on revenues of $6.3 million recorded in the same period last year.
At March 31, 2007, NUCRYST had $18.4 million in cash and short term investments. Further financial information follows at the end of the release.
“NUCRYST continued to make progress in the first quarter with our product development efforts in gastroenterology and dermatology,” said Scott H. Gillis, President & CEO, NUCRYST Pharmaceuticals. “We are pursuing a 510(k) clearance to market a moisturizing cream containing NUCRYST’s patent-protected nanocrystalline silver, as a barrier to infection. We are currently exploring options to bring the product to market once US Food & Drug Administration clearance is received.”
NUCRYST Pharmaceuticals (NASDAQ: NCST; TSX: NCS) develops, manufactures and commercializes medical products that fight infection and inflammation using its patented atomically disordered nanocrystalline silver technology. Smith & Nephew plc sell a range of advanced wound care products under their Acticoat™ trade mark: Acticoat™ products incorporate NUCRYST’s SILCRYST™ coatings and are sold in over 30 countries. NUCRYST is also developing pharmaceutical products to address medical conditions that are characterized by both infection and inflammation. The Company has developed its proprietary nanocrystalline silver in a powder form for use as an active pharmaceutical ingredient, referred to as NPI 32101.
A more detailed discussion of NUCRYST’s 2007 first quarter results can be found in our 10-Q filing which will be available at www.sec.gov/edgar.com and www.sedar.com. NUCRYST filings are also available at www.nucryst.com/Regulatory_Filings.htm.
For more information contact:
David Wills
Investor Relations
NUCRYST Pharmaceuticals Corp.
(416) 504-8464
info@nucryst.com
All figures are in US dollars unless otherwise stated
SILCRYST™ is a trademark of NUCRYST Pharmaceuticals Corp.
Acticoat™ is a trademark of Smith & Nephew plc

Some of the statements above may constitute forward-looking statements within the meaning of securities legislation in the United States and Canada (collectively “forward looking statements”). The words “intends”, “will”, and “plan” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements in this news release include, but are not limited to, statements about: prospects and plans for the development of future products containing our nanocrystalline silver, plans for our gastrointestinal program, regulatory approval of our barrier cream, and plans and prospects for our barrier cream. With respect to the forward-looking statements contained in this news release, readers are cautioned that numerous risks, uncertainties and other factors could cause our actual results to differ materially from those indicated in these statements including, but not limited to: difficulties or delays in the initiation, timing, progress and results of our preclinical trials and research and development programs; we may not be able to obtain and retain regulatory approval for our barrier cream and any future products; our ability to maintain our collaboration with Smith & Nephew; our reliance on sales of Acticoat™ products with our SILCRYST™ coatings by Smith & Nephew; we may not be able to establish or maintain sales and marketing collaborations for our barrier cream; we may not be able to attract and retain collaborations relating to the development and commercialization of future products; competition from other silver-based pharmaceutical or medical device companies; our ability to raise additional financing required to fund further research and development, clinical studies and obtain regulatory approvals, on commercially acceptable terms or at all; our ability to protect our intellectual property rights and to not infringe on the intellectual property rights of others; our ability to comply with governmental regulations and standards; changes in general economic conditions; other risks and uncertainties unidentified at this time; management’s response to these factors; and other factors described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the U.S. Securities and Exchange Commission at www.sec.gov and with securities authorities in Canada at www.sedar.com. All forward-looking statements are expressly qualified in their entirety by this cautionary statement and NUCRYST disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future developments or otherwise after the date hereof.

NUCRYST PHARMACEUTICALS CORP.
Financial Highlights
(unaudited)
(thousands of U.S. dollars except share and per share data)

	Three Months Ended March 31
Condensed Consolidated Statements of Operations	2007	2006

Revenue	$5,234	$6,284
Loss from operations	(1,845)	(2,919)
Net loss	(1,864)	(2,884)
Net loss per common share
- basic and diluted	(0.10)	(0.17)
Weighted average number of common shares outstanding
- basic	18,311,962	17,007,772
- diluted	18,311,962	17,007,772

	March 31	December 31
Condensed Consolidated Balance Sheets	2007	2006

Cash and short-term investments	$18,362	$18,926
Current assets	32,049	33,591
Total assets	44,582	45,892
Current liabilities	2,329	2,306
Shareholders’ equity	42,253	43,586

	Three Months Ended March 31
Other Data	2007	2006

Wound care product revenue	$5,234	$6,284

Manufacturing costs	$3,148	$4,305

Gross margin	$2,086	$1,979

Gross margin percent excluding milestone revenue	39.9%	31.5%